EXHIBIT 10.77

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT

THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

MATERIAL TRANSFER AND RESEARCH AGREEMENT

This Agreement is made as of November 29, 2020 (“Effective Date”) by and between AIM IMMUNOTECH INC. (“AIM”), a corporation incorporated under the laws of Delaware, having an Offices at 2117 SW Hwy 484 Ocala Fl 34473 as the supplier of the experimental drug Ampligen® and Ronald Brus, individually and on behalf of Leyden Laboratories, B.V. (“Leyden Labs”) having an office at Keizersgracht 290A, 1016 EW Amsterdam, The Netherlands, (together referred to as “Companies”). AIM and Leyden Labs shall be referred to individually as a “Party” and together as the “Parties.”

WHEREAS, the Leyden Labs wishes to receive Confidential Information (as defined below) pertaining to AIM’s inventions and know-how and also receive samples of AIM’s drug Ampligen®, solely for purposes of conducting studies described in Exhibits A and B (“Research Projects”). It is the shared goal of the Parties to translate what is learned into clinical research projects involving patients. This, it is understood, would require a separate license agreement, and

WHEREAS, AIM is willing to provide Ampligen® to Leyden Labs solely for purposes of conducting Research Projects on the following terms and conditions, and

WHEREAS, the Parties agree that the commitments under this Agreement are not exclusive and that any Party may enter into similar agreements with third parties.

WHEREAS, AIM is providing Rintatolimod, also known as Ampligen® (“Study Drug”) and information to Leyden Labs to perform the two experiments attached as Exhibits A and B (Research Projects).

WHEREAS, this study is specific to a broad spectrum anti-viral prophylaxis principally intranasally and not as a part of any vaccine program.

NOW THEREFORE, in consideration of the premises and the mutual agreements and undertakings herein set forth, Leyden Labs and AIM hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms will have the following meanings:

1.1 “Confidential Information” means any confidential or proprietary information, knowledge, intellectual property including but not limited to trade secrets and unpublished patent applications, pre-clinical and clinical information or data, technical and/or non-technical material or property, relating to RNA pharmaceutical products and technologies, including but not limited to double-stranded RNA compounds and in particular the double-stranded RNA compound trademarked Ampligen® provided under this Agreement. A party disclosing Confidential Information shall be a “disclosing party” and a party receiving same shall be a “receiving party.” The Confidential Information disclosed or provided by the disclosing party under this Agreement is additionally governed by the Mutual Confidentiality Agreement between the Parties, dated as of October 23, 2020 (“Confidentiality Agreement”) which is incorporated by reference herein. Confidential Information also includes Trade Secret. Trade Secret means any information, including a formula, pattern, compilation, program, device, method, technique, or process that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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1.2 “Material Events” means events, as AIM is a public company therefore, any agreements in AIM’s judgement, that are required to be publicly disclosed under Federal and state securities laws, rules and regulations, including events that AIM has customarily disclosed in the past, including this agreement, will be considered material and as such reports will be filed in AIMs 8K, 10K and 10Qs that address AIM’s contractual relationships.

2. PROVIDING OF MATERIAL FOR THE RESEARCH PROJECTS.

2.1 AIM shall provide to the Company such Ampligen® [***] as described in Exhibits A and B which as may be reasonably requested by the Company from time to time for purposes of the Research Projects, and shall be used by Leyden Labs solely for the purpose of conducting the Research Projects ( exhibits A&B).

2.2 The Parties shall provide to each other such Confidential Information as is necessary for purposes of the Research Projects. The Parties shall exercise reasonable efforts to maintain the confidentiality of the Confidential Information.

2.3 Leyden Labs will utilize the Confidential Information exchanged and Ampligen provided solely for the purposes of conducting the Research Projects and will not provide Ampligen to other entities outside of Leyden Labs without the express permission of AIM.

2.4 Leyden Labs will promptly and diligently pursue the Research Projects in a scientific manner, documenting in reproducible form the work performed and results achieved in pursuing the Research Projects and disclose updates on the Research Projects to AIM as described in Article 5 herein.

2.5 Due to research regulations Ampligen will be shipped as frozen Aliquots directly to Leyden Labs with appropriate instructions for storage and use.

3. INTELLECTUAL PROPERTY.

3.1 Ownership of and title to all trademarks, patents and other intellectual property rights in all inventions, discoveries, and other intellectual property (all herein “Intellectual Property”) which are made, conceived, reduced to practice, generated by or arising out of the Research Projects under this Agreement shall follow inventorship under U.S. patent and trademark law. Inventions made solely by Leyden Labs shall be owned solely by the Leyden Labs. Inventions made by the Parties shall be owned by the Parties jointly.

3.2 Nothing in the Agreement should be construed as a license or authorization from AIM for any use of any of AIM’s trademarks including the trademark Ampligen®.

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3.3 Inventions made solely by AIM include, at least, all patents and patent applications including provisional patent applications, whether published or unpublished, filed by AIM, assigned to AIM, or issued to AIM in the United States, Holland and worldwide. These inventions made solely by AIM, including multiple patents and applications, and including patents and patent applications comprising Ampligen®, and also including any composition comprising Ampligen® or a therapeutic double-stranded RNA, are owned solely by AIM. Nothing in this Agreement should be construed as a license to any intellectual property, patents, and patent applications owned solely by AIM. However, AIM is willing to negotiate a license to these intellectual property and developments.

3.4 AIM currently has Ampligen and therapeutic double-stranded RNA, as a broad spectrum anti-viral prophylaxis, as part of provisional patent applications and any rights to it for this purpose would have to part of a separate commercial agreement and it is understood by Leyden that AIM has the priority associated with the existing provisional patents. Further, it is understood that AIM may have “provisional rights” in existing patent applications, for example, after their publication.

4. CONFIDENTIALITY.

4.1 Please see the attached Mutual Confidentiality Agreement signed and dated by all Parties which remains in full force and effect and which is incorporated by reference in Section 1.1.

5. DISCLOSURE

5.1 Results of the Research Projects (“Results”) including efficacy and safety data are provided without warranty of any type and Leyden Labs shall not be liable to AIM in any way for use of such Results. AIM is authorized to use updates of data as they are made available to AIM, including data from pre-clinical studies which is needed for submission to the FDA, other regulatory bodies and timely disclosure of Material Events to the public or where it is needed to comply with applicable laws and regulations. The Parties shall not publish or present the Results without prior written consent of the other Party, which consent shall not be unreasonably withheld.

5.2 Leyden Labs will provide AIM with a report every three (3) months and with a final written report within sixty (60) days after the conclusion of Research Projects described in Exhibits A and B. If requested by AIM, Leyden Labs will confirm within a reasonable period of time, but no later than thirty (30) days, any oral progress reports with follow-up summary written reports. The written reports will include descriptions of the methods used and results obtained together with any other pertinent findings from the Research Projects.

6. INDEMNIFICATION

6.1 The Parties shall indemnify, defend and hold harmless the other Party, its directors, officers, employees against any third party claims, including reasonable attorney’s fees for defending those claims (each, a “Claim”), to the extent a Claim arises out of improper use, storage, or disposal of the drug(s), unless such Claim is solely due to the gross negligence or material and willful misconduct of the indemnified Party.

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7. TERMINATION.

7.1 This Agreement shall terminate upon the earlier of (a) the completion of the Research Projects, (b) the written agreement signed by authorized representatives of the Company, or (c) one (1) year from the Effective Date; provided that, the provisions of Articles 3, 4 and 6, and Section 8.5 and 8.6 shall survive the termination of this Agreement indefinitely.

8. MISCELLANEOUS.

8.1 Notices. All notices required or permitted to be given under this Agreement will be given in writing and will be effective when either personally delivered (including delivery by Federal Express or other internationally recognized courier), or when sent by facsimile, addressed as follows:

To Leyden Laboratories, B.V.:

Dennis de Vlaam

Keizersgracht 290 A

1016 EW Amsterdam

The Netherlands

+31-652-643-650

Dennis.devlaam@Leydenlabs.com

To AIM ImmunoTech Inc.:

Thomas K. Equels

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala, Florida 34473

Or such other address as each Party may hereinafter specify by written notice to the other under this Section 8.1. Such notices and communications will be deemed effective on the date of personal delivery or upon confirmed answer back by facsimile.

8.2 Entire Agreement; Amendment and Waivers. This Agreement, including the Confidentiality Agreement incorporated in this Agreement, is the entire agreement between Leyden Labs and AIM with respect to the specific subject matter hereof. This Agreement may not be modified, amended or terminated, nor may any term hereof be waived, except by an instrument in writing, signed by authorized representatives of both Leyden Labs and AIM.

8.3 Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable, or void, as written, in whole or in part, such provision will be deemed to be amended to the extent necessary to be enforceable and applied by such court in the broadest possible manner, consistent with enforceability, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances will remain in full force and effect.

8.4 Assignment; Binding Effect. This Agreement may not be assigned, nor may any of the rights or obligations be delegated, without the prior approval of both Parties.

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8.5 Remedies. The Parties agree that in the event of any breach or threatened breach of any of the covenants herein, the damage or imminent damage to the value and the goodwill of a Party may be irreparable and extremely difficult to estimate, making any remedy extremely difficult to estimate, and/or making any remedy at law or in damages inadequate. Accordingly, the Parties agree that they will be entitled to seek injunctive relief against the other Party in the event of any breach of any such terms of this Agreement, in addition to any other relief (including damages) available under this Agreement or under law.

8.6 Governing Law. The validity, interpretation, enforceability, and performance of this Agreement will be governed by and construed in accordance with the laws of the State of Florida, U.S.A. without regard to the application of conflict laws.

8.7 Force Majeure. No Party will be liable to the other for any failure or delay in the performance of its obligations to the extent such failure or delay is caused by fire, flood, earthquakes, other elements of nature, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, disease, epidemics, quarantines, pandemics, acts of government, a declared state of emergency, delays in visas, changes in laws and governmental policies, or other conditions beyond its reasonable control following execution of this Agreement. If the performance by either Party of any of its obligations under this Agreement (including making a payment) is prevented by any such circumstances, then such Party shall communicate the situation to the other as soon as possible, and the Parties shall endeavor to limit the impact to the Projects. The Parties agree to mitigate risks to the Research Projects and personnel, and to amend Research Projects period of performance and milestones if possible.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

AIM ImmunoTech, Inc.

By:	/s/ Peter W. Rodino	Date: November 27, 2020
Name:	Peter. W. Rodino
Title:	General Counsel

Leyden Labs & Co., Ltd.

By:	/s/ Ronald Brus	Date: 26 November 2020
Name:	Ronald Brus
Title:	jointly authorized director

By:	/s/ Dinko Valerio	Date: 23 November 2020
Name:	Dinko Valerio
Title:	jointly authorized director

Ronald Brus

By:	/s/Ronald Brus	Date: 26 November 2020
Name:	Ronald Brus
Title:

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Exhibit A – Research Projects

Assessment of protective potential of intranasal administration of Ampligen in SARS-CoV-2 Syrian hamster challenge model.

Following intranasal infection of hamsters SARS-CoV-2 virus replicates efficiently in the lungs, causing severe pathological lung lesions sharing characteristics with SARS-CoV-2−infected human lung. We will perform a dose-finding study with Ampligen in Syrian hamsters. (Dose and Schedule to be discussed and agreed upon with AIM)

Hamsters [***]

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Exhibit B – Research Project

Research outline for Ampligen dose finding studies in mouse influenza challenge model.

Assessment of protective potential of intranasal administration of Ampligen in lethal influenza mouse challenge model.

Study Outline:

[***]

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CONFIDENTIALITY AGREEMENT

This Mutual Confidentiality Agreement (“Agreement”) is entered into as of October 23, 2020 (the “Effective Date”) between Leyden Laboratories B.V., located at Keizersgracht 290 A. 1016 EW Amsterdam, the Netherlands (“Leyden Labs”) and AIM ImmunoTech Inc located at 2117 SW Highway 484, Ocala FL 34473 (“AIM”). Leyden Labs and AIM shall be hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, both Parties are in possession of certain information, more specifically related to vaccine technologies, adjuvant technologies and the combination of these technologies that each Party believes might be of interest to the other and each Party desires to disclose such information to explore possible opportunities to exploit this information in a mutually beneficial manner (the “Purpose of this Agreement”).

WHEREAS, in accomplishing the Purpose of this Agreement Leyden and AIM may exchange information which (1) defined below and (2) is related to the Purpose of this Agreement, (hereinafter “Confidential Information”); and

WHEREAS, Leyden Labs and AIM wish to set forth their understanding as to how Confidential Information will be treated in achieving the Purpose of this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants hereinafter set forth and other good and valuable consideration the sufficiency of which is hereby acknowledged, Leyden Labs and AIM, intending to be legally hereby agree as follows:

AGREEMENT

1.	Disclosure. Leyden Labs and AIM may each disclose to the other certain Confidential Information in accomplishing the Purpose of this Agreement. All Confidential Information shall be deemed proprietary information.

2.	Confidential Information. The term Confidential Information means all technical data, information, reports, presentation materials, interpretations, forecasts and other records to the extent they contain information which is not available to the general public and which either party provides to the other under this Agreement (including, without limitation, descriptions, discoveries, know-how, trade secrets, inventions, patent disclosures and applications, drawings, tests, results, recombinant DNA vectors, genes, cell lines, experimental designs and protocols, biological materials, application devices, samples, design prototypes, and related information). To the extent practicable, confidential information may be disclosed, orally or visually, in documentary, tangible, intangible, or electronic form. Confidential Information also shall include any opinions, judgments or recommendations developed or information derived from Confidential Information.

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3.	Exceptions. The obligations regarding Confidential Information under this Agreement shall not apply to any information which:

(a)	Is or becomes available to the general public without fault of the party which received such information;

(b)	Was previously known to the party receiving the information through no fault of the Party to the Agreement disclosing the information, as evidenced by tangible, or electronic records or other competent evidence and the receiving party is not subject to a Confidentiality Agreement with the nondisclosing Party of this Agreement;

(c)	Subsequently is rightfully obtained from a third party who lawfully possessed the information and who had the right to make such disclosures;

(d)	Is independently developed by the Party receiving the information without the assistance of Confidential Information as evidenced by tangible, or electronic records or other competent evidence.

The disclosing party’s Confidential Information may be disclosed by the receiving party as required to be disclosed to the public directly or be accessed by a freedom of information request as a result of an order of a court of law or other governmental body, provided the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

4.	Use and Obligations. Confidential Information shall be used exclusively for accomplishing the Purpose of this Agreement. Confidential Information shall not become the property of the Party receiving the Confidential Information, shall be kept confidential and shall be protected from disclosure by that Party exercising at least the same degree of care as it uses to protect its own proprietary information. Furthermore, no right is granted to make, sue, or sell materials described in the Confidential Information. Any employee, consultant or other agent to whom a recipient Party discloses Confidential Information must be subject to confidentiality obligations covering the Confidential Information to the same or greater extent as the recipient Party is obligated by this Agreement. Each Party will keep a record of the location of the Confidential Information.

5.	Procedure for Required Disclosure. In the event that Leyden Labs or AIM is requested or required to disclose (i) any Confidential Information or (ii) any opinions, judgments or recommendations developed from the Confidential Information, the Party holding the Confidential Information will, prior to disclosing such Confidential Information, provide the other Party with prompt notice of such requests(s) or requirements(s) so that the other Party may seek appropriate legal protection or waive compliance with the provisions of this Agreement. If no legal protection or waiver is obtained and the Party holding the Confidential Information is, in the opinion of its counsel, compelled by law to disclose certain Confidential Information, it may disclose that Confidential Information. The Party holding the Confidential Information will not oppose action by and will cooperate with the Party to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

6.	Return of Confidential Information. At the request of either Party, the other Party and its representatives shall (a) within fourteen (14) days return or destroy all physical representations of the Confidential Information; and (b) not retain any copies, extracts or reproductions in whole or in part of such written Confidential Information, except for one copy retained for legal archival purposes. The obligation to destroy or return does not apply to Confidential Information that is stored on back-up tapes and similar media that are not readily accessible to the receiving Party.

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7.	Accuracy and Completeness. Neither the Party providing the Confidential Information nor any of its representatives make any representation, express or implied, as to the accuracy or completeness of the Confidential Information. The Party providing the Confidential Information and its representatives shall not have any liability relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

8.	Confidentiality of the Exchange. Neither Leyden Labs nor AIM shall disclose that Confidential Information has been made available, that discussions or negotiations are taking place concerning a possible transaction involving the Parties or any of the terms, conditions or other facts with respect thereto.

9.	No Rights or License Granted. No disclosure to either Party hereunder shall be construed to grant to the receiving Party any rights whatever to or license to the providing Parties Confidential Information, patents, inventions and proprietary information, or any innovation, invention, technological development, product, or materials or information that is the result of either Parties use of such Confidential Information, in all events except as otherwise provided in a separate express written agreement between and among the Parties hereto.

10.	No Formal Business Obligations. Each Party agrees that unless and until a definitive agreement between the parties with respect to any business relationship or transaction has been executed and delivered, neither Party shall be under any legal obligation to the other Party of any kind whatsoever with respect to any business arrangement or transaction by virtue of this Agreement or any written or oral expression with respect to such business arrangement or transaction by any of its directors, officers, employees, agents or any other representatives or its advisors, except for the matters specifically agreed to in this Agreement. Each Party further agrees that neither Party shall have any obligation to authorize or pursue with the other or any other Party any business arrangement or transaction. Each Party understands that the other Party has, as of the date hereof, not authorized any such arrangement or transaction.

11.	Term; Termination. This Agreement will be effective as of the Effective Date and continue for a term of five (5) years. This agreement may be terminated by either Leyden Labs or AIM at any time upon thirty (30) days written notice to the other. Upon termination of this Agreement, all Confidential Information and any copies shall be returned or destroyed pursuant to Paragraph 6. Notwithstanding termination of this Agreement, the obligations of confidentiality in the Agreement will remain in effect for a period of five (5) years from the date any Confidential Information is received by either Leyden Labs or AIM.

12.	Modification and Assignment. This Agreement may only be modified by written agreement signed by both Leyden Labs and AIM and shall be binding upon both Leyden Labs and AIM, their representatives, successors and assigns. This Agreement shall not be assignable by either Leyden Labs or AIM without the prior written consent of the other provided, however, either Party may assign this Agreement in conjunction with the sale of all or substantially all of its assets to a third-party acquirer.

13.	Applicable Laws. This Agreement shall be interpreted in accordance with the laws of the State of Florida.

14.	Reservation of Rights. Nothing in this Agreement shall be construed to prevent, during the term hereof or thereafter, either Leyden Labs or AIM from (1) using in any manner, or disclosing in any way to one or more third parties, any and all of its own Confidential Information or (2) entering into negotiations or agreements with third parties concerning its own Confidential Information.

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15.	Access to Evaluation. Either Leyden Labs or AIM shall have a right to obtain a copy of opinions, judgments or recommendations developed from the Confidential Information or from information derived therefrom, the results of any research and testing performed in the course of evaluating the Confidential Information pursuant to this Agreement. All information obtained pursuant to this Paragraph 15 shall be subject to the confidentiality provisions of this Agreement during the term of this Agreement and for a full year period following termination thereof.

16.	Breach of Agreement. In the event of any breach of this agreement by the receiving Party, the non-breaching Party, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to an injunction or injunctions to prevent breaches of this agreement. The breaching party agrees to waive and use its best efforts to cause the other recipients to waive, any requirement for the securing or posting of any bond in connection with such remedy. The breaching party also agrees to reimburse all costs and expenses, including attorney’s fees, incurred by the other party in successfully enforcing this agreement in the event a court of competent jurisdiction determines that the breaching party has willingly breached this agreement.

No Warranty. All Confidential Information is provided “as is” without warranty of any kind, whether express or implied herein. The disclosing Party does not represent or warrant the accuracy or completeness of the Confidential Information. Accordingly, the entire risk of using the Confidential Information remains with the receiving Party.

No failure or delay by either Leyden Labs or AIM in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege hereunder.

IN WITNESS WHEREOF, Leyden Labs and AIM have executed this Agreement on this the 23rd day of October 2020.

For Leyden Labs:		For AIM ImmunoTech Inc.:

/s/ Dennis de Vlaam		/s/ Peter W. Rodino
Name:	D. de Vlaam	Name:	Peter W. Rodino, III
Its:	Head of Operations	Its:	General Counsel

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